PRELIMINARY PROXY


                          SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(1) of the Securities Exchange Act of
1934.
                            (Amendment No.  )

Filed by the Registrant    [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[X]  Preliminary Proxy Statement
     Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(c) (2)
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Setion 240.14a-11(c) or Section
     240.14a-12

                             CADIZ LAND COMPANY, INC.
                (Name of Registrant as Specified in Its Charter)

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i) (1)
     1)  Title of each class of securities to which transaction applies:
         --------------------------------------------------------------
     2)  Aggregate number of securities to which transaction applies:
         ---------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
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     4)  Proposed maximum aggregate value of transaction:
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     5)  Total fee paid:
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[ ]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                         CADIZ LAND COMPANY, INC.

                        ---------------------------

                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        To Be Held May 13, 1998



To the Stockholders of
Cadiz Land Company, Inc.:

The Annual Meeting of Stockholders of Cadiz Land Company, Inc., a Delaware corporation (the "Company"), will be held at the Sheraton Miramar Hotel located at 101 Wilshire Blvd., Santa Monica, California, on Wednesday, May 13, 1998, at 9:00 a.m., local time, and any adjournments thereof, to consider and act upon the following matters:

(1) The election of five members of the Board of Directors, each to serve until the next Annual Meeting of Stockholders or until their respective successors are elected and qualified;

 (2) To consider and vote upon a proposal to further amend the Company's Certificate of Incorporation to modify the name of the Company to Cadiz Inc.;

(3) Ratification of the selection of Price Waterhouse LLP as the Company's independent certified public accountants for fiscal year 1998; and

(4) The transaction of such other business as may properly come before the meeting and any adjournments thereof.

The subject matter of each of the above proposals is described within the Proxy Statement.

The Board of Directors has fixed the close of business on March 23, 1998 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.

In order to constitute a quorum for the conduct of business at the Annual Meeting, holders of a majority of all outstanding shares of Common Stock must be present in person or be represented by proxy.

Whether or not you expect to attend the Annual Meeting in person, please date, sign and mail the enclosed proxy in the postage paid return envelope provided as promptly as possible. The proxy is revocable and will not affect your right to vote in person if you attend the meeting.

                              By Order of the Board of Directors


                              /s/ Susan K. Chapman
                              --------------------
                              Susan K. Chapman
                              Secretary

Santa Monica, California
March 30, 1998
                    CADIZ LAND COMPANY, INC.
                 Annual Meeting of Stockholders


                       TABLE OF CONTENTS



                                                          Page

PROXY STATEMENT INTRODUCTION................................1

BENEFICIAL OWNERSHIP OF SECURITIES..........................2

PROPOSAL 1:
   Election of Directors................................... 4

PROPOSAL 2:
   Approval of Amendment of Certificate of
   Incorporation to Modify the Name
   of the Company..........................................14

PROPOSAL 3:
   Approval of Independent Auditors........................14

OTHER MATTERS..............................................15

STOCKHOLDER PROPOSALS......................................15

ADDITIONAL INFORMATION.....................................15

                      CADIZ LAND COMPANY, INC.
                  100 Wilshire Boulevard, Suite 1600
                   Santa Monica, California 90401

                           PROXY STATEMENT
                                for
                   ANNUAL MEETING OF STOCKHOLDERS
                      To Be Held May 13, 1998

To Our Stockholders:

Your Board of Directors furnishes this Proxy Statement in connection with its solicitation of your proxy in the form enclosed to be used at the Company's Annual Meeting of Stockholders to be held on Wednesday, May 13, 1998, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

The Company's Annual Report on Form 10-K for the year ended December 31, 1997, including audited financial statements, is being mailed to you with this Proxy Statement on or about March 30, 1998.

We cordially invite you to attend the Annual Meeting. Whether or not you plan to attend, please date, sign and return your proxy promptly in the postage paid return envelope provided. You may revoke your proxy at any time prior to its exercise at the meeting by notice to the Company's Secretary, and, if you attend the meeting, you may vote your shares in person. You may also revoke your proxy by returning a duly executed proxy reflecting a later date. Your proxy, if not revoked, will be voted at the Annual Meeting in accordance with the instructions specified therein.

Only holders of record of the Company's Common Stock at the close of business on March 23, 1998 will be entitled to vote at the meeting. At the close of business on March 23, 1998, there were ___________ shares of Common Stock of the Company outstanding, with each share of Common Stock being entitled to one vote on each matter to be voted upon. There is no right to cumulate votes as to any matter.

The candidates for director receiving a plurality of the votes of the shares present in person or represented by proxy will be elected (Proposal 1). An affirmative vote of a majority of all outstanding shares is required for approval of Proposal 2. An affirmative vote of a majority of the shares present or represented by proxy and voting at the meeting is required for approval of Proposal 3. For purposes of determining whether a matter has received a majority vote either of all outstanding shares or shares present or represented by proxy, abstentions will be included in the vote totals, with the result that an abstention has the same effect as a negative vote. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy (so-called "broker non-votes"), those shares will not be included in the vote totals and therefore will have no effect on the vote on Proposals 1 and 3, but will have the same effect as a negative vote on Proposal 2.

Stockholders of the Company will not have appraisal rights with respect to any of the proposals to be voted upon at the Annual Meeting.

The Company has been advised by its directors and officers that they intend to vote the 1,184,493 outstanding shares of Common Stock which they hold or control, representing 3.58% of the total shares outstanding as of the record date, in favor of the Proposals presented in this Proxy Statement. See "Beneficial Ownership of Securities."

The entire cost of soliciting proxies will be borne by the Company, including expenses in connection with preparing and mailing proxy solicitation materials. In addition to use of the mails, proxies may be solicited by officers, directors and regular employees of the Company, without extra compensation, by telephone, telegraph or personal solicitation, and no additional compensation will be paid to such persons. If requested, the Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses incurred in mailing proxy material to their principals.

               BENEFICIAL OWNERSHIP OF SECURITIES


   The following table sets forth, as of March 23, 1998, the ownership of Common Stock of the Company by each stockholder who is known by the Company to own beneficially more than 5 percent of the outstanding Common Stock, by each director, by each executive officer listed in the Summary Compensation Table below, and by all directors and officers as a group.

                          Amount and Nature of         Percent
     Name and Address     Beneficial Ownership         of Class
------------------------  --------------------------   ---------
  Fidelity International
  Limited, et. al.        2,944,667(1)                  8.91%
  Pembroke Hall
  42 Crow Lane
  Hamilton, Bermuda

  Morgan Stanley, Dean
  Witter, Discover & Co.  2,661,592(2)                  8.05%
  1585 Broadway
  New York, NY 10036

  The Capital Group
  Companies, Inc.         1,915,000(3)                  5.79%
  333 South Hope Street
  Los Angeles, CA 90071

  Dwight W. Makins          425,000(4)                  1.27%
  Beaurepaire House
  Bramley, Tadley
  Hampshire RG26 5EH
  United Kingdom

  Keith Brackpool         1,148,893(5)                  3.39%
  100 Wilshire Blvd.,
  Suite 1600
  Santa Monica,  CA 90401

  Russ Hammond              905,600(6)                  2.73%
  10 Compton Terrace
  London N1 2UN
  United Kingdom

  Murray H. Hutchison        25,000(7)                  *
  17134 El Vuelo
  Rancho Santa Fe, CA 92067

  Mitt Parker                50,000(8)                  *
  16 Forest Park Way, Bldg. H
  Forest Park, GA  30050

  Timothy J. Shaheen        355,000(9)                 1.06%
  P.O. Box 80298
  Bakersfield, CA 93380

  Stanley E. Speer         175,000(10)                  *
  100 Wilshire Blvd.,
  Suite 1600
  Santa Monica, CA 90401

  All Directors and
  Officers as a Group     3,084,493(4)(5)(6)
  (7 individuals)              (7)(8)(9)(10)            8.82%


     * Less than 1%
--------------------------------

   (1) Based upon a Schedule 13D filed with the Securities and Exchange Commission and, in addition, information obtained from Fidelity International Limited ("FIL"), FIL beneficially owns, as an investment adviser which provides investment advisory and management services to a number of non-U.S. investment companies or investment trusts and certain institutional investors, 2,944,667 shares of Common Stock and that such funds and accounts and FIL, as investment adviser to the funds and accounts, have sole voting and investment power as to all such shares. A partnership controlled by Mr. Edward C. Johnson 3d and members of his family own shares of FIL with the right to cast approximately 47.22 percent of the total votes which may be cast by shareholders of FIL. Mr. Johnson 3d is Chairman of FIL. The Schedule 13D indicates that FIL was a subsidiary of Fidelity Management & Research Company ("Fidelity") prior to June 30, 1980, at which time the shares of FIL held by Fidelity were distributed as a dividend to the shareholders of FMR Corp. ("FMR"), and that FIL currently operates as an entity independent of FMR and Fidelity. The principle offices of FMR, Fidelity and Mr. Johnson are located at 82 Devonshire Street, Boston, Massachusetts 02109.

   (2) Morgan Stanley, Dean Witter, Discover & Co. ("Morgan Stanley") filed a Schedule 13G with the Securities and Exchange Commission indicating that they are the indirect beneficial owner of 2,661,592 shares of Common Stock, arising from the indirect beneficial ownership of such shares by Morgan Stanley Asset Management Limited ("MSAM"), a subsidiary of Morgan Stanley.
       The address of MSAM is 25 Cabot Square, Canary Wharf, London E14 4QA, England. According to the Schedule 13G, MSAM holds 2,551,592 shares and is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities. The Schedule 13G indicates that no such account holds more than 5% of the class.

   (3) The Capital Group Companies, Inc. ("Capital Group") filed a
       Schedule 13G with the Securities and Exchange Commission indicating that they are the indirect beneficial owner of 1,915,000 shares of Common Stock, arising from the indirect beneficial ownership of such shares by SMALLCAP World Fund, Inc. ("SmallCap"), an investment company registered under the Investment Company Act of 1940, which is advised by Capital Research and Management Company ("Capital Research"), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 and a wholly-owned subsidiary of Capital Group. The principal offices of Capital Group, Capital Research and SmallCap are located at 333 South Hope Street, Los Angeles, California 90071. According to the Schedule 13G, all such shares are held by SmallCap in its capacity as an investment company, and beneficially held by Capital Research in its capacity as an investment advisor. The Schedule 13G indicates that Capital Group does not have investment power or voting power over any of the shares; however, they may be deemed to beneficially own such shares by virtue of Rule 13d-3 under the Act.

   (4) Includes 300,000 shares underlying presently exercisable options. Does not include 50,000 shares underlying conditional options, held by Mr. Makins, the conditions to the vesting of which have not yet been met.

   (5) Includes 875,000 shares underlying presently exercisable options. Does not include 125,000 shares underlying conditional options held by Mr. Brackpool, the conditions to the vesting of which have not yet been met. Does not include 50,000 shares issuable upon the satisfaction of certain conditions established by the Board of Directors, none of which have yet been met.

   (6) Includes 470,000 shares held by a corporation of which Mr.
       Hammond is an affiliate. Also includes 125,000 shares underlying presently exercisable options and 310,600 shares held by Mr. Hammond and members of his family.

   (7) Includes 25,000 shares underlying presently exercisable options.

   (8) Includes 50,000 shares underlying presently exercisable options.

   (9) Includes 350,000 shares underlying presently exercisable options. Does not include 50,000 shares underlying conditional options held by Mr. Shaheen, the conditions to the vesting of which have not yet been met.

  (10) Includes 175,000 shares underlying presently exercisable options.
       Does not include 75,000 shares underlying conditional options held by Mr. Speer, the conditions to the vesting of which have not yet been met.

                           PROPOSAL 1

                     ELECTION OF DIRECTORS

The Board of Directors has nominated the five persons listed below for election at the Annual Meeting to serve as directors for a term expiring at the 1999 Annual Meeting of Stockholders or until their respective successors are elected and qualified. Each nominee currently serves as a director and has agreed to serve as such for another term if elected.

Proxies will be voted for the election of the five nominees named below unless instructions are given to the contrary. Proxies cannot be voted for a greater number of persons than the number of nominees named. Should any nominee become unable to serve as a director, the persons named in the enclosed form of proxy will, unless otherwise directed, vote for the election of such other person as the present Board of Directors may designate to fill that position.

Directors and Executive Officers

     The following sets forth certain biographical information, the present occupation and the business experience for the past five years of each director and executive officer, including Board nominees:

Nominees for Director:

           Name             Age  Position with the Company
     ------------------    ----  ---------------------------
     Dwight W. Makins        47    Chairman of the Board

     Keith Brackpool         40   Chief Executive Officer
                                        and Director

       Russ Hammond          56           Director

     Murray H. Hutchison     59           Director

       Mitt Parker           47           Director

Executive Officers:

          Name             Age  Position with the Company
     ------------------   ----  -------------------------
     Timothy J. Shaheen      38   Chief Executive Officer
                                        of Subsidiary

     Stanley E. Speer        37   Chief Financial Officer
                                       of the Company
                                       and Subsidiary

     Dwight W. Makins was elected as Chairman of the Board in December 1991. Mr. Makins currently serves as Chairman of Greenway Holdings plc, a British waste oil recycling company and as a director of several other British companies. Prior to a change in ownership, which occurred in January 1997, Mr. Makins was a director of King and Shaxson (Holdings) plc, a British bank and discount house. Prior to July 1988, he was managing director of John Govett & Co. Ltd. Mr. Makins is a member of the Audit Committee and Compensation Committee of the Board of Directors.

     Keith Brackpool is a founder of the Company, has served as a member of the Company's Board of Directors since September 1986, and has served as Chief Executive Officer of the Company since December 1991.

     Russ Hammond was named to the Company's Board of Directors in December 1991. Since March 1987, Mr. Hammond has been self-employed, and his business activities primarily involve private investments in various companies. Mr. Hammond also serves as Chairman of a Canadian oil and gas company traded on the Alberta exchange. Prior to March 1987, Mr. Hammond was managing director of Greenwell-Montagu Securities, a British brokerage firm. Mr. Hammond is Chairman of the Audit Committee of the Board of Directors.

     Murray H. Hutchison was appointed a Director of the Company in June 1997. Since his retirement in 1994 from International Technology Corporation ("ITC"), Mr. Hutchison has been self-employed with his business activities involving primarily the management of an investment portfolio. From 1976 to 1994, Mr. Hutchison served as Chief Executive Officer and Chairman of ITC, a diversified environmental management company traded on the New York Stock Exchange. Mr. Hutchison also serves as a director of Sunrise Medical, Inc. which is traded on the New York Stock Exchange and as a director of several other non-publicly traded U.S. companies. Mr. Hutchison serves as Chairman of the Compensation Committee and is a member of the Audit Committee of the Board of Directors.

     Mitt Parker was appointed a Director of the Company in February
1998. Mr. Parker, who has been working in the produce industry for over 26 years, is currently President and Chief Executive Officer of FreshPoint, Inc. FreshPoint currently owns 28 individual produce companies operating in major markets throughout the U.S. and in the Canadian Provinces of British Columbia and Alberta. From 1994 until its acquisition by FreshPoint, Mr. Parker served as South Atlantic Regional Vice President of Albert Fisher Group,PLC until its acquisition by FreshPoint. Prior to 1994, Mr. Parker served as President and Chief Executive Officer of Mitt Parker Company, Inc., a wholesale produce distribution company which was acquired by Albert Fisher Group, PLC.

     Timothy J. Shaheen was appointed Chief Executive Officer and
Director of the Company's Sun World subsidiary in September 1996. Mr. Shaheen also serves as a director of United Fresh Fruit and Vegetable Association, a national trade organization which represents interests of fruit and vegetable producers and distributors. Mr. Shaheen has seven years of experience in the produce industry, most recently serving as a senior executive with Albert Fisher North America. While with Albert Fisher, Mr. Shaheen also served as Director of its Canadian Produce Operations and as a Director of Fresh Western Marketing, one of the largest growers/shippers of fresh vegetables in the Salinas Valley of California. Mr. Shaheen has also served as a past director of the Los Angeles Association of Produce Wholesalers and Dealers. Prior to his employment with Albert Fisher, Mr. Shaheen was a senior manager with the accounting firm of Ernst &
Young LLP.  Mr. Shaheen is a  Certified Public Accountant.

     Stanley E. Speer joined the Company in September 1996, following completion of the acquisition by the Company of Sun World, as Senior Vice President, Chief Financial Officer and Secretary of Sun World. In July 1997, Mr. Speer was appointed Chief Financial Officer of the Company and has relinquished his position as Secretary of Sun World.
Mr. Speer has fifteen years of experience in public accounting with the accounting firm of Coopers & Lybrand LLP. From 1992 until September 1996, Mr. Speer served as a partner in their financial advisory services group specializing in business reorganizations and mergers and acquisitions consulting. Mr. Speer is a Certified Public Accountant and a Certified Insolvency and Reorganization Accountant.

     Directors of the Company hold office until the next annual meeting of stockholders or until their successors are elected and qualified. There are no family relationships between any directors or current officers of the Company. Officers serve at the discretion of the Board of Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities ("reporting persons"), to file with the Securities and Exchange Commission (the "Commission") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Reporting persons are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of reports and amendments thereto on Forms 3, 4 and 5 furnished to the Company by reporting persons during, and with respect to, its fiscal year ended December 31, 1997, and on a review of written representations from reporting persons to the Company that no other reports were required to be filed for such fiscal year, all Section 16(a) filing requirements applicable to the Company's directors, executive officers and greater than ten percent beneficial owners during such period were satisfied in a timely manner.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During the year ended December 31, 1997, the Board of Directors held five formal meetings, conferred on a number of occasions through telephone conferences, and took action, when appropriate, by unanimous written consent. The Board ordinarily holds formal meetings every quarter, however, due to the changes in the Company's fiscal year end, there were five formal meetings during the last twelve month period. Each current director attended at least 75 percent of the meetings of the Board and at least 75 percent of the meetings of Board committees of which each was a member during his term.

     The Board of Directors has two standing committees, the Audit Committee and the Compensation Committee. The Board does not have a nominating committee. Messrs. Hammond, as chairman, Makins and Hutchison serve on the Audit Committee, the purpose of which is to oversee preparation of the Company's financial statements. The Audit Committee met two times during the year ended December 31, 1997. Messrs. Hutchison, as chairman, and Makins serve on the Compensation Committee, the purpose of which is to establish salary and bonus compensation levels for the Company's executive officers. The Compensation Committee met two times during the year ended December 31, 1997.

EMPLOYMENT ARRANGEMENTS

     Mr. Brackpool is compensated pursuant to a Employment Agreement effective as of February 1, 1998. Under the terms of this Agreement, which has an initial term of three years, Mr. Brackpool receives base compensation of $500,000 per annum. Mr. Brackpool may also receive an annual incentive based bonus, not to exceed 120% of his base compensation, subject to the satisfaction of certain performance criteria which are either tied to the performance of the Company or are subject to the discretion of the Board of Directors. Under the Employment Agreement, Mr. Brackpool also serves as the Chairman of Sun World. A portion of Mr. Brackpool's compensation may be paid by Sun World or other subsidiaries of the Company as determined periodically by the Company. Mr. Brackpool also receives the use of an automobile leased by the Company and life and insurance disability benefits funded by the Company. The Agreement provides that, in the event of a change in control of the Company, any theretofore unsatisfied conditions to the vesting of any stock options held by Mr. Brackpool or to the issuance of shares of the Company's stock pursuant to stock bonus plans to which Mr. Brackpool is a party shall be deemed immediately satisfied. In the event of a material change or reduction in Mr. Brackpool's responsibilities, he will be entitled to terminate the Agreement and continue to receive base compensation for the remainder of the term of the Agreement. Mr. Brackpool will also be entitled to continue to receive base salary and a deemed bonus equal to 60% of base salary in the event of any other termination of the Agreement by the Company other than for cause.

     Mr. Shaheen has been engaged by the Company to act as the Chief Executive Officer of Sun World. In this capacity, Mr. Shaheen receives compensation from Sun World at an annual rate of $270,000. In consideration of Mr. Shaheen's agreement to provide services under his employment agreement, the Board of Directors approved the grant to Mr. Shaheen of an aggregate of 400,000 incentive stock options for the purchase of Common Stock of the Company at an exercise price of $4.50 per share. 350,000 of such options have vested; the remainder are to vest upon the earlier to occur of the satisfaction of certain Sun World based performance criteria or three years from the date of issue. Further, pursuant to the Company's 1996 Stock Option Plan (under which such options were issued), all options under the Plan become fully vested upon a change in control of the Company. Mr. Shaheen is entitled to receive an annual incentive based bonus, not to exceed 100% of his base compensation, subject to the satisfaction of certain performance criteria which are tied to the performance of Sun World. Mr. Shaheen may receive additional compensation in the form of bonuses at the sole discretion of the Board of Directors. Mr. Shaheen also receives the use of an automobile leased by Sun World.

     Mr. Speer has been engaged by the Company to act as the Chief Financial Officer of both the Company and Sun World. In this capacity, Mr. Speer receives compensation at an annual rate of $240,000. A portion of Mr. Speer's compensation may be paid by Sun World or other subsidiaries of the Company as determined periodically by the Company. In consideration of Mr. Speer's agreement to provide services to Sun World under his employment agreement, the Board of Directors approved the grant to Mr. Speer of an aggregate of 200,000 incentive stock options for the purchase of Common Stock of the Company at an exercise price of $4.50 per share. 175,000 of such options have vested; the remainder are to vest upon the earlier to occur of the satisfaction of certain Sun World based performance criteria or three years from the date of issue. Further, pursuant to the Company's 1996 Stock Option Plan (under which such options were issued), all options under the Plan become fully vested upon a change in control of the Company. In addition, in consideration of the additional duties being performed by Mr. Speer as Chief Financial Officer of the Company as well as for Sun World, the Board of Directors approved the grant to Mr. Speer in February 1998 of an aggregate of 50,000 incentive stock options, vesting three years from issue, for the purchase of Common Stock of the Company at an exercise price of $8.25 per share. Mr. Speer is entitled to receive an annual incentive based bonus, not to exceed 50% of his base compensation, subject to the satisfaction of certain performance criteria which are tied to the performance of Sun World. Mr. Speer may receive additional compensation in the form of bonuses at the sole discretion of the Board of Directors. Mr. Speer also receives the use of an automobile leased by Sun World.

COMPENSATION OF DIRECTORS

     Mr. Brackpool does not receive any additional compensation for serving as a Director of the Company or of Sun World.

     Mr. Makins receives cash compensation for his services as Chairman pursuant to a Compensation Agreement effective April 2, 1993, which provides for base compensation of $80,000 per year, payable quarterly in advance, plus payment for certain additional services which may be performed on behalf of the Company, consisting primarily of financial advisory and general business consulting services, at the rate of $1,000 per day. During the Company's 1997 fiscal year, Mr. Makins received total cash compensation of $75,000 pursuant to this Compensation
Agreement. In addition, Mr. Makins receives cash compensation for his services as a Director of the Company's Sun World subsidiary in the amount of $25,000 per year, payable quarterly in advance. During the Company's 1997 fiscal year, Mr. Makins received total cash compensation of $25,000 from Sun World pursuant to this arrangement.

     Mr. Hammond receives cash compensation for his services as a Director pursuant to a Compensation Agreement effective April 2, 1993, which provides for compensation of $25,000 per year, payable quarterly in advance. During the Company's 1997 fiscal year, Mr. Hammond received total cash compensation of $25,000 pursuant to this arrangement.

     Mr. Hutchison receives cash compensation for his services as a Director of the Company in the amount of $25,000 per year, payable quarterly in advance. During the year ended December 31, 1997, Mr. Hutchison, who was appointed as a Director in June 1997, received $12,500. Upon appointment, Mr. Hutchison also received conditional options to purchase 25,000 shares of the Company's Common Stock, all of which have vested.

     Mitt Parker will receive cash compensation for his services as a Director of the Company and the Company's Sun World subsidiary in the amount of $25,000 per year, payable quarterly in advance. During the year ended December 31, 1997, Mr. Parker, who was appointed as a Director of the Company in February 1998, received cash compensation for his services as a Director of the Company's Sun World subsidiary in the amount of $25,000 per year, payable quarterly in advance, plus $1,000 per each meeting attended. During the Company's 1997 fiscal year, Mr. Parker received total cash compensation of $29,000 from Sun World pursuant to this arrangement.


EXECUTIVE COMPENSATION

     The tables and discussion below set forth information about the compensation awarded to, earned by, or paid to the Company's executive officers during the year ended December 31, 1997, the nine months ended December 31, 1996 and the fiscal year ended March 31, 1996.

                   SUMMARY COMPENSATION TABLE


                                                 Other Long-Term
                                               Compensation Awards
 Name and                                  Annual       Restricted
 Principal                             Compensation(2)    Stock       Stock
 Position         Fiscal Year(1)      Salary     Bonus    Awards     Options
----------------  ------------------  ------    ------   -------    --------

Keith Brackpool   December 31, 1997   $500,000  $217,500 $ 82,500(3)   -0-
Chief Executive   December 31, 1996    306,250   625,000  656,250(4) 250,000(5)
Officer              March 31, 1996    350,000   175,000    -0-        -0-

Timothy J.
Shaheen(6)        December 31, 1997    250,000    62,500    -0-        -0-
Chief Executive   December 31, 1996    181,891   125,000    -0-     400,000(7)
Officer of           March 31, 1996    350,000   175,000    -0-          -0-
Sun World

Stanley E.
Speer(8)          December 31, 1997    225,000    56,250    -0-          -0-
Chief Financial   December 31, 1996     79,607    56,250    -0-    200,000 (9)
--------------------

  (1) In December 1996 the Company changed its fiscal year end from March 31 to December 31. Consequently, information is presented in this table for the year ended December 31, 1997, the nine months ended December 31, 1996 and the fiscal year ended March 31, 1996. The executive officers for whom compensation has been disclosed for the year ended December 31, 1997 constituted all of the Company's executive officers as of December 31, 1997.

  (2) No column for "Other Annual Compensation" has been included to show compensation not properly categorized as salary or bonus, which consisted entirely during each fiscal year of perquisites and other personal benefits, the aggregate amount of which did not exceed the lesser of either $50,000 or ten percent of the total of annual salary and bonus reported for each of the above named executive officers for each fiscal year. See "Employment Arrangements."

  (3) The Company awarded Mr. Brackpool a total of 10,000 shares of stock as part of a performance based bonus with respect to the year ended December 31, 1997. However, such shares were not issued until March 1998.

  (4) On March 24, 1997, the Company awarded Mr. Brackpool a total of 125,000 shares of restricted stock in consideration of extraordinary services performed during 1996 in connection with the Company's acquisition of Sun World, subject to the satisfaction of certain conditions, namely, that (i) 50,000 of the shares would vest upon completion of a refinancing of Sun World's secured debt (which refinancing was completed on April 16, 1997), and (ii) 25,000 of the shares would vest each year on September 12, 1997, 1998 and 1999, if Mr. Brackpool is then employed by the Company as its Chief Executive Officer. If Mr. Brackpool's employment is terminated without cause prior to the vesting of any of these shares, all of such shares will immediately vest. 75,000 shares of the 125,000 shares were outstanding at December 31, 1997.
      Dividends will be paid on such shares (when issued and outstanding) only to the same extent, if any, that dividends are paid on all other outstanding shares of Common Stock.

  (5) The 250,000 options granted to Mr. Brackpool during the fiscal year ended December 31, 1996 were conditional options, of which 125,000 of such options have since vested.

  (6) Mr. Shaheen joined the Company in January 1996 and on September 14, 1996 was appointed Chief Executive Officer of Sun World. Salary reported for fiscal year ended March 31,1996 represents compensation for the period January 1996 through March 31, 1996.

  (7) The 400,000 options granted to Mr. Shaheen during the fiscal year ended December 31, 1996 were conditional options, of which 350,000 such options have since vested.

  (8) Mr. Speer joined the Company in August 1996 and on September 14, 1996 was appointed Chief Financial Officer and Secretary of Sun World. In July 1997, Mr. Speer was appointed Chief Financial Officer of the Company and relinquished his position as Secretary of Sun World.

  (9) The 200,000 options granted to Mr. Speer during the fiscal year ended December 31, 1996 were conditional options, of which 175,000 such options have since vested.

                       OPTION GRANTS IN LAST FISCAL YEAR

During the year ended December 31, 1997, there were no option grants to named executive officers.

                    FISCAL YEAR-END OPTION VALUES

                                           Value of
                       Number of          Unexercised
                      Unexercised         In-the-Money
                       Options at          Options at
                       FY-End (#)          FY-End ($)
                      Exercisable/        Exercisable/
   Name              Unexercisable       Unexercisable(1)
-----------------    ----------------   -------------------
Keith Brackpool      875,000/125,000     $3,554,668/507,813

Timothy J. Shaheen   350,000/50,000      $1,421,875/203,125

Stanley E. Speer     175,000/25,000       $710,938/101,563
--------------------

      (1) Based upon the Nasdaq National Market closing sales price per share at fiscal year end. No options were exercised by the named executive officers during the last fiscal year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      During the Company's year ended December 31, 1997, all decisions concerning executive officer compensation were made by the Compensation Committee of the Board of Directors. The members of such committee were Messrs. Hutchison and Makins both of whom are non-employee directors. Mr. Makins serves as Chairman of the Board. See "Directors and Executive Officers."

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATI0N

      The Board of Directors has formed a Compensation Committee (the "Committee") which is responsible for reviewing and establishing the compensation payable to the Company's executive officers, including the Chief Executive Officer. For executive officers other than the Chief Executive Officer, the Committee establishes compensation levels based, in part, upon the recommendations of the Chief Executive Officer.

      The Committee has furnished the following report on executive compensation: <F1>

               Historically, the Company's business plan was designed to promote the maximization of the long-term value of the Company's properties which was primarily focused on the development of its existing properties in addition to expansion of its property portfolio. Therefore, for compensation purposes, the Committee did not believe that overall Company performance was able to be measured as a function of profits or losses, as the Company held its assets for long-term maximization of values and was not receiving significant revenues from operations. Rather, the Company's overall performance during any period was more appropriately measured through a subjective evaluation of the progress made by the Company during such period toward the achievement of its long range business goals, taking into account the general economic climate. As such, the Committee established that compensation to the Company's executive officers was designed to encourage and reward management's efforts which promoted the fulfillment of the Company's business plan and positioned the Company for long-term growth. Whilst the Company will continue to seek to pursue opportunities synergistic with its land, water and agricultural resources, the Company with its acquisition of Sun World on September 13, 1996, has implemented a business strategy which is currently more aligned with meeting specific operating performance objectives. Therefore, the Committee has formulated compensation programs for its executive officers that not only seek to maximize the long-term value of the Company's properties, but also to enhance corporate performance and thus shareholder value, by aligning the financial interest of its executive officers with those of its shareholders. Such a compensation program will help to achieve the Company's business and financial objectives and will also provide incentives needed to attract and retain well-qualified executives in a highly competitive marketplace. To this end, the Company has developed a compensation program with three primary components: base salary, performance based cash awards and long-term incentives.

[FN]
This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such acts.

               BASE SALARY. An effort is made to establish base salary levels for all executive officers so as to be competitive with the salaries of executives of other companies with similarly sized asset portfolios and to ensure the continued services of key individuals. See "Employment Arrangements" for terms of all agreements regarding executive compensation. No specific or set formula has been used to tie base salary levels to precise measurable factors. Adjustments to an executive officer's base salary, once established, can be made at the discretion of the Compensation Committee, based upon such factors as position and responsibility, salary history and cost of living increases.

               Where applicable, the Committee may also consider the past performance of the officer, both in adjusting base salary levels and in determining additional incentive compensation, such as the cash awards and long term incentives discussed below.

               PERFORMANCE BASED CASH AWARDS. The Committee believes that incentives should be offered to executives which are related to improvements in Company performance that yield increased value for stockholders. Although the Committee relies primarily upon the grant of incentive stock options to reward executive performance (see "Long-Term Incentives", below), under certain circumstances, the Committee will utilize performance based cash awards from time to time to provide additional incentives.

               As Chief Executive Officer of the Company, Mr. Brackpool is charged with the overall responsibility for the performance of the Company, as well as Sun World. In 1997, the Committee retained the services of Towers Perrin, a prominent independent compensation consulting firm, to assist in designing an overall compensation program for Mr. Brackpool. This compensation program, which is reflected in a written employment agreement effective as of February 1, 1998 (see "Employment Agreements," above), includes in addition to base salary an incentive bonus compensation component. The incentive compensation component, which may not exceed 120% of Mr. Brackpool's base salary in any year, is determined on the basis of three sets of criteria, including, first, the meeting of yearly operating objectives (such as earnings before interest, taxes, depreciation and amortization (EBITDA)); second, the meeting of yearly goals regarding the fulfillment of the Company's water distribution business plan; and third, the subjective evaluation by the Committee of Mr. Brackpool's performance during the year. Up to 50% of any year's incentive compensation is payable, at the discretion of the Board, in the form of Common Stock. With respect to the year ended December 31, 1997, the application of these criteria resulted in a grant to Mr. Brackpool of a performance based bonus of $300,000 of which $217,500 was paid in cash and the remainder in the form of 10,000 shares of Common Stock.

               The Committee has designed a compensation program for Messrs. Shaheen, Speer and other Sun World senior management which provides for incentives based upon meeting specific operating objectives such as EBITDA. In addition, executives may receive cash awards purely at the discretion of the Committee. See "Employment Agreements," above. With respect to the year ended December 31, 1997, the Committee awarded to Messrs. Shaheen and Speer discretionary cash bonuses of $62,500 and 56,250, respectively (i.e. 25% of their 1997 base salaries).

               LONG-TERM INCENTIVES. The primary form of incentive compensation offered by the Company to executives consists of long-term incentives in the form of stock options. This form of compensation is intended to help retain executives and motivate them to improve the Company's long-term performance and hence long-term stock market performance. Stock options are granted at the prevailing market value and will only have added value if the Company's stock price increases.

               The Committee views the grant of stock options as both a reward for past performance and an incentive for future performance. Stock options granted by the Company may vest immediately upon grant, with the passage of time, at the discretion of the Board, and/or upon the achievement of certain specific performance goals. Where performance is not readily measurable, the vesting of performance based options may be dependent upon the satisfaction of subjective performance criteria. No options were granted during the fiscal year ended December 31, 1997. However, the Board elected, based on the performance of Messrs. Shaheen and Speer during this period, to provide for the vesting of 100,000 and 25,000 previously issued options, the vesting of which were subject to the Board's discretion.

               Options granted by the Company during the last three fiscal years, whether vesting immediately or contingently, are exercisable for a period of five years from grant. The Committee anticipates that options may again be granted in the future in order to provide executives with additional long-term incentives. Such options may be granted pursuant to the Company's 1996 Stock Option Plan.

          DEDUCTIBILITY OF CERTAIN EXECUITVE COMPENSATION
          EXPENSE UNDER FEDERAL TAX LAWS

               The Committee has considered the impact of provisions of the Internal Revenue Code of 1986, specifically Code Section 162(m). Section 162(m) limits to $1 million the Company's deduction for compensation paid to each executive officer of the Company which does not qualify as "performance-based."

               While the Company expects that this provision will not limit its tax deductions for executive compensation in the near term, the Cadiz Land Company, Inc. 1996 Stock Option Plan (the "Plan") enables the Company to comply, to the extent deemed advisable, with the requirements of Section 162(m) for performance-based compensation to insure that the Company will be able to avail itself of all deductions otherwise available with respect to awards made under the Plan.

          CONCLUSION

               Through the programs described above, a very significant portion of the Company's executive compensation is linked directly to corporate performance. The Committee intends to continue the policy of linking executive compensation to corporate performance in order to continue to align the interest of executives with those of Company stockholders.

                               THE COMPENSATION COMMITTEE

                               Murray H. Hutchison, Chairman
                               Dwight W. Makins


STOCK PRICE PERFORMANCE

The stock price performance graph below compares the cumulative total return of the Company's Common Stock against the cumulative total return of the Nasdaq US index and the Nasdaq Non-Financial index for the past five fiscal years. The graph indicates for each index a measurement point of March 31, 1993, and assumes a $100 investment on such date in the Company's Common Stock and in each index. With respect to the payment of dividends, the Company has not paid any dividends on its Common Stock, but the Nasdaq US index and Nasdaq Non-Financial index assume that all dividends were reinvested. The stock price performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this graph by reference, and shall not otherwise be deemed filed under such acts.

STOCK PERFORMANCE GRAPH
[Performance Graph Appears Here]


Company and
Indices           3/31/93  3/31/94  3/31/95 3/29/96  12/31/96 12/31/97
----------------  -------  -------  ------- -------  -------- --------

CLCI Stock price  100.000   400.000  395.111 555.556  461.156  761.156

Nasdaq US Index   100.000   107.946  120.082 163.043  191.598  235.117

Nasdaq Non
  Financial Index 100.000   109.717  120.225 162.221  187.679  220.240


             CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     There were no transactions required to be reported pursuant to this section.

                               PROPOSAL 2

          APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION
                      TO MODIFY THE CORPORATE NAME

     At the time of the adoption of the Company's current name in 1992, the Company's chief asset consisted of land in the Cadiz Valley. In subsequent years, the Company has significantly diversified its portfolio of assets, particularly with the acquisition of Sun World International, Inc. in 1996. Management of the Company believes it now advisable that the name of the Company be changed to better reflect the increasing diversification of the Company's asset portfolio pursuant to its core business strategy of acquiring and developing water-related land and agricultural assets. Management also believes that the "Cadiz" name provides valuable recognition in the marketplace. Following extensive discussions with selected leaders in the water and agricultural industries and representatives of the investment community, the Board of Directors of the Company has concluded that a modification of the Company's name to "Cadiz Inc." will better reflect the broadening of the Company's asset portfolio while retaining the identification value of the Cadiz name.

     If approved by the stockholders of the Company, Article One of the Company's Certificate of Incorporation will be amended to read in full as follows:

     "First.   The  name  of the Corporation is Cadiz Inc.,  hereinafter
sometimes referred to as the "Corporation."

     The affirmative vote of the holders of a majority of shares of Common Stock outstanding is required to amend the Certificate of Incorporation to effectuate the name modification.

     If the proposed amendment is approved, the Board intends to implement the Company's name modification at such time as the Board deems appropriate, taking into account the need to effectuate as smooth as possible a transition between the old and new names. In addition, if the Board determines at any time prior to the filing of the proposed amendment with the Delaware Secretary of State that the name modification should not be implemented, then notwithstanding authorization of the proposed amendment by the stockholders, the Board of Directors may abandon such proposed amendment without further action by the stockholders.


 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL 2.

                               PROPOSAL 3

                 APPROVAL OF INDEPENDENT AUDITORS

The Board of Directors is recommending the ratification of its selection of Price Waterhouse LLP as the Company's independent certified public accountants to audit the financial statements of the Company for the 1998 fiscal year. Although ratification of the choice of auditors is not required, the Board believes such ratification to be in the best interests of the Company. In the event such approval of stockholders is not received, the Board will select another firm to audit the Company's financial statements. Price Waterhouse LLP has advised the Company that neither it nor any of its partners or associates has any direct or indirect financial interest in or any connection with the Company other than as accountants and auditors. A representative of Price Waterhouse LLP is expected to be present and available to answer appropriate questions at the Annual Meeting, and will be given the opportunity to make a statement if desired.

 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL 3.

                          OTHER MATTERS

The Board of Directors does not know of any other matters which may come before the Annual Meeting. However, if any other matter shall properly come before the Annual Meeting, the proxy holders named in the proxy accompanying this statement will have discretionary authority to vote all proxies in accordance with their best judgment.

                      STOCKHOLDER PROPOSALS

Any stockholder who wishes to present resolutions to be included in the proxy statement for the Company's next Annual Meeting (for the fiscal year ending December 31, 1998) must file such resolutions with the Company not later than November 30, 1998.

                      ADDITIONAL INFORMATION

This Proxy Statement is accompanied by the Company's Annual Report on Form 10-K for the year ended December 31, 1997 (the "10-K"). Exhibits to the 10-K will be made available to stockholders for a reasonable charge upon their written request to the Company, Attention: Ms. Susan
K. Chapman, 100 Wilshire Boulevard, Suite 1600, Santa Monica, California
90401.


                              By Order of the Board of Directors

Santa Monica, California
March 30, 1998


                 CADIZ LAND COMPANY, INC.
       100 Wilshire Boulevard, Suite 1600 Santa Monica,
                     California 90401

 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE
                          COMPANY

     The undersigned, as owner of shares of Common Stock of Cadiz Land Company, Inc., a Delaware corporation (the "Company") hereby acknowledges receipt of the Proxy Statement and the notice of the stockholders meeting to be held on May 13, 1998, at 9:00 a.m. local time, at the Sheraton Miramar Hotel located at 101 Wilshire blvd., Santa Monica, California, and hereby further revokes all previous proxies and appoints Keith Brackpool and/or Stanley E. Speer as proxy of the undersigned at said meeting and any adjournments thereof with the same effect as if the undersigned were present and voting the shares.

(1) For the election of the following five persons as directors of the Company to serve until the next
     Annual Meeting of Shareholders or until their respective successors shall have been elected and qualified.

    Dwight W. Makins, Keith Brackpool, Russ Hammond, Murray Hutchison,
    Mitt Parker

   [  ] AUTHORITY GRANTED to vote   [  ] AUTHORITY WITHHELD to vote
        for all nominees listed          for all nominess listed above.
        above, except as indicaed
        to the contrary below

           (Instruction: To vote against any nominee, write that nominee's name in the space provided below.)

          ---------------------------------------------------------
(2) To consider and vote upon a proposal to further amend the Company's Certificate of Incorporation to modify the name of the Company to Cadiz Inc. as described in Proposal 2.

     [  ]   FOR       [  ]    AGAINST      [  ]   ABSTAIN

(3) Ratification of the selection of Price Waterhouse LLP as the Company's independent certified public accountants for the fiscal year 1998; and

     [  ]   FOR       [  ]    AGAINST      [  ]   ABSTAIN

                    (Continued on the reverse side)

                    (Continued from the other side)

(4) The transaction of such business as may properly come come before the meeting and any adjournments thereof.


     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS YOU HAVE INDICATED ABOVE. IF NO INDICATION HAS BEEN MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ABOVE NOMINEES AND IN FAVOR OF SUCH PROPOSALS AND AS SAID PROXY DEEMS ADVISABLE ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

        Dated:                      ,  1998
              ----------------------

---------------------------------------------------------------
 (Sign exactly as your name appears on your share certificate.)

        When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners should sign. If a corporation, sign in full corporation name by President or other authorized officer. If a partnership, sign in partnership name by authorized person. Persons signing in a fiduciary capacity should indicate their full title in such capacity.